UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 28, 2008

SUNRISE SENIOR LIVING, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-16499 (Commission File Number)	54-1746596 (I.R.S. Employer Identification No.)

7902 Westpark Drive
McLean, Virginia 22102
(Address of principal executive offices) (Zip Code)

(703) 273-7500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

2.02.	Results of Operations and Financial Condition.

On July 31, 2008, Sunrise Senior Living, Inc. (“Sunrise” or the “Company”) issued a press release, among other things, reporting preliminary selected financial and operating data for the second quarter of 2008.  A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1. The information contained therein regarding preliminary selected financial and operating data for the second quarter of 2008 is incorporated by reference herein. Such information shall not be deemed “filed” with the Securities and Exchange Commission (the “SEC”) or incorporated by reference in any registration statement filed by Sunrise under the Securities Act of 1933, as amended.

2.05.	Costs Associated with Exit or Disposal Activities.

As part of its plan to reduce corporate expenses, as announced in the Company’s July 31, 2008 press release, the Company committed today to a program that is intended to generate savings of $15 million to $20 million (excluding anticipated restructuring charges) on an annualized basis beginning in 2009. The Company expects to achieve this cost-savings through reorganization of the Company’s corporate cost structure, including implementation of a voluntary separation program for certain team members, as well as a reduction of spending related to administrative processes, vendors, consultants and other areas. Sunrise is unable at this time to provide an expected completion date for this reorganization. In addition, the Company has not determined at this time the employee severance-related payments and costs, nor has it determined and finalized any other charges the Company may take in connection with the restructuring plan. However, the Company currently expects to recognize restructuring charges of at least $7 million in 2008.

4.02.	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

Based on the recommendations of the Company’s management, the Company’s Audit Committee determined on July 28, 2008 that the Company will revise how it accounts for lease payments and non-refundable entrance fees for two continuing care retirement communities. As a result, the Company’s Audit Committee determined on July 28, 2008 that the Company’s previously issued audited consolidated financial statements for the years ended December 31, 2006, 2005 and 2004, including the associated auditor’s report currently on file with the SEC in Sunrise’s 2006 Form 10-K, and Sunrise’s unaudited quarterly financial statements filed with the SEC for those years, should no longer be relied upon. As discussed in more detail below, the Company restated the prior period financial statements included in the Company’s 2007 Form 10-K filed earlier today with the SEC to reflect these revisions.

Sunrise leases six continuing care retirement communities (“CCRCs”) under operating leases and provides life care services under various types of entrance fee agreements with residents. Upon admission to a community, the resident signs a continuing care agreement with Sunrise. The care agreement stipulates, among other things, the amount of all entrance and monthly fees, the type of residential unit being provided, and Sunrise’s obligation to provide both health care and non-health care services. In addition, the care agreement provides Sunrise with the right to increase future monthly fees. The care agreement is terminated upon the receipt of a written termination notice from the resident or the death of the resident. The refundable portion of the entrance fee is returned to the resident or the resident’s estate depending on the form of the agreement either upon re-occupancy or termination of the care agreement. The obligation to repay is acknowledged through the provisions of a Lifecare Bond. The non-refundable portion of the entrance fee is deferred and recognized as revenue using the straight-line method over the actuarially determined expected term of each resident’s contract. For one of these communities, the entrance fees are fully refundable and two communities do not have entrance fees. For the remaining three communities, residents choose between various entrance fee packages where the non-refundable component ranges from 10% to 100% of the total entrance fee (the larger the non-refundable portion, the lower the total payment).

For two CCRCs that were previously owned by Marriott Senior Living Services, Inc. (“MSLS”), which Sunrise acquired from Marriott International in 2003, the sale of the CCRCs by MSLS to a third party resulted in a bifurcation of real estate ownership and operations, and separated the entrance fee repayment obligation from Sunrise as the third party lessor became the primary obligor of the Lifecare Bonds. Sunrise collects the entrance fees from the resident under a continuing care agreement. In accordance with Sunrise’s lease, Sunrise sells and issues the Lifecare Bonds to residents on behalf of the lessor and remits all entrance fees to the lessor. In accordance with the terms of these two leases, Sunrise receives a rent credit against the amount of minimum rent due each accounting period equal to the amount of non-refundable fees collected by Sunrise from residents and remitted to the lessor.

Historically, Sunrise reported rent expense net of the amount of rent credit it received from the landlord for the non-refundable fees. Sunrise also did not consider the entrance fees to be compensation for the services it was providing to the resident and therefore did not record them as deferred revenue on its balance sheet.

Upon further review, Sunrise has now determined that it is the primary obligor to the resident for life care services and for providing a unit for the resident to occupy when Sunrise enters into the continuing care agreement with the resident. Sunrise enters into leases to be able to fulfill its obligation to provide a unit for the resident. For the nonrefundable component of the entrance fee Sunrise has determined it should defer the fee and amortize it into income as it provides services to the resident over the expected term of the continuing care agreement. As there is a legal assignment of the obligation to repay the Lifecare bond to the lessor, Sunrise is not required to record the liability on its books, and therefore, no accounting adjustment was required to the balance sheet for this item.

In regard to the calculation of rent expense, all payments to the lessor both for minimum rent (which in accordance with the lease is a fixed amount, with a scheduled 3% annual increase, less a rent credit equal to the amount of non-refundable entrance fees) and the non-refundable entrance fees are considered rent expense.

The effect of the restatement was to decrease retained earnings at January 1, 2005 by approximately $7.5 million, to reduce pre-tax net income in 2005 and 2006 by approximately $6.6 million and $8.3 million, respectively, and to reduce 2005 and 2006 net income by approximately $4.0 million and $5.1 million, respectively. The restatement resulted in an increase to resident fees for consolidated communities of approximately $1.6 million in 2005 and $2.7 million in 2006, and an increase to community lease expense of approximately $6.6 million in 2005 and $8.3 million in 2006. The Company restated the prior period financial statements included in the Company’s 2007 Form 10-K filed earlier today with the SEC to correct these errors, in accordance with Statement of Financial Accounting Standards Number 154, Accounting Changes and Error Corrections.

The Audit Committee has discussed the matters disclosed in this Item 4.02 with Ernst & Young LLP.

8.01	Other Events.

In its July 31, 2008 press release, the Company also announced its strategic plan, which consists of the following key elements:

•	focus on the core business of building and operating high-quality assisted living and memory care communities to drive profitability;
•	strengthen the Company’s existing portfolios to minimize exposure to future losses;
•	reduce corporate expenses and operating cost structure;
•	preserve financial flexibility during difficult capital markets by reducing the Company’s development pipeline as needed; and

•	build Sunrise’s brand and reputation by continuing to provide the highest levels of care and quality.

Sunrise’s previously disclosed development plan for 2008 included a development pipeline of 3,200 to 3,400 units. Based on current capital market conditions, this number is expected to be decreased by up to 50 percent, which includes deferring some projects from 2008 until 2009. Should capital markets improve, the Company will adjust its pipeline accordingly.

9.01	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Sunrise Press Release dated July 31, 2008

* * *

Certain matters discussed in this Form 8-K may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Sunrise believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurances that its expectations will be realized. Sunrise's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to, the Company’s ability to achieve the anticipated savings from its cost-savings program; the time required for the Company to prepare, file, complete or amend its Form 10-Qs for the first two quarters of 2008 and any required Form 10-Qs for the first three quarters of 2007; any related costs, expenses or consequences, and for Ernst & Young L.L.P. to review the Form 10-Qs; the outcome of the SEC's investigation; the outcomes of pending putative class action and derivative litigation; the outcome of the Trinity OIG investigation and qui tam proceeding; the outcome of the IRS audit of the Company's tax return for the tax year ended December 31, 2006 and employment tax returns for 2004, 2005 and 2006; the status of the exploration of strategic alternatives; the Company's ability to comply with the terms of the amendment of its bank credit facility or to obtain a further extension of the period for providing the lenders with required financial information and for complying with certain financial covenants; Sunrise’s ability to continue to recognize income from refinancings and sales of communities by ventures; risk of changes in Sunrise’s critical accounting estimates; risk of further write-downs or impairments of its assets; risk of future fundings of guarantees and other support arrangements to some of its ventures, lenders to the ventures or third party owners; risk of declining occupancies in existing communities or slower than expected leasing of new communities; risk resulting from any international expansion; risk associated with any new service offerings; development and construction risks; risks associated with past or any future acquisition; compliance with government regulations; risk of new legislation or regulatory developments; business conditions; competition; changes in interest rates; unanticipated expenses; market factors that could affect the value of the Company's properties; the risks of downturns in general economic conditions; availability of financing for development; and other risks detailed in the Company's latest annual report on Form 10-K filed with the SEC. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUNRISE SENIOR LIVING, INC. (Registrant)

Date: July 31, 2008	By:	/s/ Richard J. Nadeau

Richard J. Nadeau Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Exhibit Name	Page No.

99.1	Sunrise Press Release dated July 31, 2008